Exhibit 10.16

2013 Executive Bonus Plan (the “Plan”)
The 2013 Executive Bonus (“Bonus”) will be awarded based upon three independent components: revenue, Adjusted EBITDA (defined below) and personal performance as decided by the Compensation Committee of the Board of Directors (the “Committee”). The revenue component is 32.5% of the Bonus, the Adjusted EBITDA component is 32.5% of the Bonus and the personal performance component is 35% of the Bonus. At least 90% of the revenue amount reflected in the 2013 Budget and/or at least 90% of the Adjusted EBITDA amount reflected in the 2013 Budget must be achieved to pay out on each of those components. At between 90% and 100% of the revenue component the payout for that component would be 80%. At between 90% and 100% of the Adjusted EBITDA component the payout for that component would be 80%. At 100% or above of any component the payout for such component would be 100%. The personal performance component will be paid out based on the percent of personal goals accomplished by the individual. The bonus will be prorated based upon the employee’s start date in 2013. The Committee may in its discretion reduce any component of the Bonus awarded to an individual.

The following positions are eligible for the Bonus at the stated amount of each person’s salary paid: Chairman and CEO (30%), EVP and CFO (30%), EVP, General Counsel and CAO (30%), VP Operations (30%), VP Merchandise and Prod Mgmt (30%), VP and CMO (30%), VP and CIO (30%), and VP of GeekLabs (25%).

Adjusted EBITDA means earnings or loss from continuing operations before gain on sale of non-marketable securities, interest and other expense, income taxes, stock-based compensation and depreciation. Adjusted EBITDA excludes certain expenses that we believe are not directly related to our core operating results.

The Plan shall be administered by the Committee. Any determinations made by the Committee in connection with the Plan shall be final and binding on the Company, its affiliates, subsidiaries and their respective stockholders and each participant in the Plan. A participant shall not be entitled to receive a Bonus hereunder for a particular performance period, unless he or she is employed by the Company as of the date on which the Bonus is paid. The Board or Committee shall have the right to amend, modify, suspend or terminate the Plan from time to time. Bonus payments shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. Bonuses payable under the Plan shall be subject to all applicable employment and income tax withholding. No participant or other person shall have under any circumstances any interest in any particular property or assets of the Company or its subsidiaries. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.